Exhibit 10.7

National Atlantic Holdings Corporation

4 Paragon Way, Freehold, New Jersey 07728

(732) 665-1100 Facsimile: (732) 761-0243

July 10, 2004

Dan R. Carmichael, President & CEO

The Ohio Casualty Insurance Company
Ohio Casualty of New Jersey, Inc.
9450 Seward Road Fairfield, OH 45014

Re:	Investor Rights Agreement and the Replacement Carrier Agreement

Dear Mr. Carmichael:

      As you know, National Atlantic Holdings Corp. (“NAHC”) is in the process of preparing a registration statement to be filed with the Securities and Exchange Commission relating to an underwritten public offering of not less than $50 million in value of its common stock (the “IPO”). In connection with the IPO, the parties are entering into this letter agreement (this “Letter Agreement”) with respect to certain provisions of the Investor Rights Agreement (the “Investor Rights Agreement”), dated as of December 18, 2001, by and among NAHC, The Ohio Casualty Insurance Company (“OCIC”) and James V. Gorman and the Replacement Carrier Agreement (the “Replacement Carrier Agreement”) among Ohio Casualty of New Jersey, Inc. (“OCNJ”), NAHC and Proformance Insurance Company (“Proformance”).

              Each of NAHC, Proformance, OCIC and OCNJ hereby agree as follows:

1.	In connection with discussions you have had with representatives of our managing underwriter (the “Managing Underwriter”), you are aware that the Managing Underwriter is “highly confident” that it will facilitate the sale by OCIC in the IPO of approximately 50% of the shares of common stock of NAHC owned by OCIC. Therefore, NAHC shall, and shall instruct the Managing Underwriter to, use commercially reasonable efforts to facilitate the sale by OCIC in the IPO of that number of the shares of common stock of NAHC owned by OCIC as shall have a value equal to at least 10% of the total value of all shares of common stock of NAHC sold in connection with the IPO by NAHC and OCIC, which NAHC currently anticipates will be equal to approximately 50% of the number of shares of NAHC common stock owned by OCIC as of the date hereof (the “OCIC Shares”). For purposes of this Paragraph 1, the per share value of the shares of NAHC common stock shall be deemed to equal the price per share at which such shares are offered and sold to the public in the IPO. Notwithstanding the foregoing sentence, NAHC shall not be obligated to take any action, or omit to take any action, which in NAHC’s judgment, after consultation with the representative of the Managing Underwriter in connection with the IPO, could materially lessen the likelihood of a successful consummation of the IPO. In connection with the IPO, OCIC shall provide to NAHC the information concerning OCIC and the proposed sale of common stock of NAHC as set forth on Exhibit A hereto with respect to the IPO. All reasonable fees and expenses of the IPO (other than underwriting discounts or commissions, and fees and expenses of counsel to OCIC, which shall each be borne by OCIC) shall be borne by NAHC.

2.	Subject to Paragraph 10 below, OCIC waives any and all rights it has, had or may have under, with respect to, or arising out of, Section 5 of the Investor Rights Agreement, and any and all obligations of NAHC under Section 5 are terminated and shall be of no further force or effect as of the date hereof.

3.	On or prior to July 12, 2004, OCIC shall execute the lock-up letter substantially in the form attached hereto as the “Lock-Up Letter”.

4.	Subject to Paragraph 5 below, as soon as practicable following expiration of the 180-day lock-up period provided for in the Lock-Up Letter (the “Lock-Up Period”), but in no event later than 180 days following the expiration of the Lock-UP Period, NAHC shall, and shall instruct the Managing Underwriter to, use commercially reasonable efforts, subject to then applicable market conditions, to facilitate a secondary public offering (the “Secondary Offering”) by OCIC of the OCIC Shares not sold as part of the IPO and owned by OCIC as of such date (the “Remaining OCIC Share”). All reasonable fees and expenses related to the Secondary Offering (other than discounts or commissions, and fees and expenses of counsel to OCIC which shall each be borne by OCIC) shall be borne by NAHC.

5.	Additionally, upon the mutual consent of NAHC and OCIC, in lieu of the Secondary Offering, NAHC and OCIC may mutually agree that OCIC shall sell, assign, transfer and tender to NAHC for no additional consideration except as set forth in the immediately succeeding sentence, an amount of Remaining OCIC Shares, the aggregate market value of which is equal to any additional amounts then due Proformance by OCNJ in accordance with Section 3.2(b) of the Replacement Carrier Agreement (the “Specified Amount”). Upon such sale, assignment, tender and transfer by OCIC to NAHC (the “Closing”), OCNJ shall have no further obligation under section 3.2(b) of the Replacement Carrier Agreement, except to the extent that the aggregate market value of the Remaining OCIC Shares sold and transferred to Proformance is less than the Specified Amount, in which case, OCNJ shall pay Proformance at the time of the Closing cash in the amount of such shortfall. NAHC acknowledges that it shall, as required by the New Jersey Department of Banking and Insurance, contribute on the date of the Closing an amount equal to the Specified Amount to the capital and surplus of Proformance. NAHC shall deliver to OCIC and OCNJ a certificate, signed by an officer of NAHC, confirming that such contribution to the capital and surplus of Proformance has been made. For purposes of this Paragraph 5, the aggregate value of the shares to be sold, transferred, assigned and tendered by OCIC shall equal (i) the number of shares sold, transferred, assigned and tendered multiplied by (ii) the Market Price. “Market Price” shall mean the average per share closing prices on the Nasdaq National Market of the NAHC common stock for the 30 trading day period immediately preceding (but not including) the date of determination of the Market Price. If the NAHC common stock is not then traded on the Nasdaq National Market, the Market Price shall be determined based upon the average of the closing bid and asked prices as furnished by a professional market maker making a market in the common stock of NAHC selected by NAHC and approved by OCIC (which approval shall not be unreasonably withheld, delayed or conditioned) for the 30 trading day period described above, and if no such market maker exists, then the market price shall be determined conclusively by a qualified third party selected in accordance with the procedures specified in the third through the eight sentences of Section 5.1 of the Investor Rights Agreement. It shall be a condition to NAHC’s obligations pursuant to this Paragraph 5 that the Remaining OCIC Shares shall be, at the time of their sale, transfer, assignment and tender to NAHC, free and clear of any lien, claim, encumbrance or other similar restriction of any kind (other than any restrictions created by written agreements to which NAHC is a party). OCIC shall, in connection with such sale, transfer, assignment and tender (i) deliver to NAHC the stock certificates for the Remaining OCIC Shares duly executed in blank, or accompanied by a stock power duly executed in blank, in proper form for transfer, (ii) pay any and all applicable stock transfer or similar taxes, and deliver reasonably satisfactory evidence to NAHC of the due payment thereof, and (iii) deliver such other documents and instruments as NAHC shall reasonably request so as to vest in NAHC full right, title and interest in and to the Remaining OCIC Shares.

6.	Except as specifically set forth in this Letter Agreement, the Investor Rights Agreement and the Replacement Carrier Agreement remain unamended and full force and effect.

7.	In connection with the IPO and any Secondary Offering, NAHC shall furnish to OCIC, at the expense of NAHC, copies of the registration statement filed with the Securities and Exchange Commission, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as OCIC may reasonably request.

8.	In connection with the IPO and the Secondary Offering, OCIC shall not be required in any underwriting agreement relating to such offering to make any representations or warranties to NAHC or the underwriters (other than representations and warranties regarding (i) OCIC’s ownership and delivery of the OCIC Shares or Remaining OCIC Shares, as the case may be, (ii) OCIC’s organization and affiliations, (iii) OCIC’s corporate power and authority with respect to, and the validity and binding nature of, the transaction documents signed by OCIC, (iv) any third party or governmental consents required for OCIC to consummate the transaction, (v) the transaction not causing defaults or violations under law or material documents of OCIC, (vi) accuracy of any disclosure provided by OCIC and (vii) trading activity and inside information of OCIC with respect to NAHC) or to undertake indemnification obligations to the Company or the underwriters with respect thereto, except with respect to the information furnished by OCIC in writing for use in the registration statement or the prospectus and the obligation to indemnify shall be individual, not joint and several, for OCIC and shall be limited to the gross amount of proceeds received by OCIC from the sale of OCIC Shares or Remaining OCIC Shares, as the case may be, in such offering pursuant to such registration statement.

9.	(a) NAHC hereby grants to OCIC the right, subject to subsections (b), (c) and (d) below, on three occasions following the expiration of the Lock Up Period, to demand that NAHC file a registration statement with respect to the resale by OCIC of any Remaining OCIC Shares. OCIC shall exercise such right by delivering to NAHC a written demand, which demand shall set forth (i) the number of Remaining OCIC Shares covered by the demand and (ii) the intended manner of distribution of the Remaining OCIC Shares covered by the demand. NAHC shall, upon receipt of the demand, file a registration statement covering the transactions contemplated by the demand as promptly as practicable given the circumstances, including, without limitation, whether NAHC is then eligible to use a registration statement on Form S-3.

(b) Notwithstanding subsection (a) above, NAHC shall not be required to comply with any demand it shall receive pursuant to subsection (a) if

(i)	NAHC shall have previously received a demand (which, for purposes of clarity, the parties agree shall not include the IPO) pursuant to subsection (a) within the previous twelve (12) calendar months;

(ii)	NAHC shall reasonably determine that filing a registration statement in connection with such demand would (A) require NAHC to publicly disclose information which it would not otherwise be required to disclose in the absence of filing such registration statement, and such disclosure would be detrimental to NAHC, or (B) impede the consummation of any acquisition, disposition, issuance of securities or other transaction NAHC is then contemplating (the parties agreeing that NAHC shall only be permitted to not comply with any particular demand by reason of this clause (B) for not in excess of 180 days from the date of NAHC’s receipt of such demand); or

(iii)	any Remaining OCIC Shares are then salable pursuant to Rule 144.

(c) In connection with any demand made by OCIC pursuant to subsection (a) above, OCIC shall (i) enter underwriting or similar agreements customary for transactions of the type contemplated by this section 9, but which shall conform with the provisions of Section 8 hereof, and (ii) shall provide to NAHC the information set forth on Exhibit A hereto concerning OCIC and the proposed offering of Remaining OCIC Shares with respect to such proposed transaction.

(d) For avoidance of doubt, if NAHC complies with its obligations under Paragraph 4 to facilitate a Secondary Offering, the number of demands of OCIC shall be reduced to two (2).

10.	Anything contained herein to the contrary notwithstanding, this Letter Agreement shall terminate and be of no further force and effect, and all rights of OCIC under the Investor Rights Agreement and of NAHC under the Replacement Carrier Agreement that have been waived hereunder shall be immediately reinstated, nunc pro tunc, in the event NAHC has not consummated the IPO, including the sale of the OCIC Shares, prior to November 15, 2004.

11.	This Letter Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the conflicts of laws rules of such state.

      Neither this Letter Agreement nor any provision hereof may be assigned by any party without the prior written consent of the other parties hereto. This Letter Agreement may be executed in counterparts, each of which shall be an original, but together shall constitute one and the same instrument.

      Please indicate that you acknowledge and agree to the terms of this Letter Agreement by signing in the space provided below and returning a signed copy of this letter to the undersigned.

Very truly yours,

NATIONAL ATLANTIC HOLDINGS CORP.
PROFORMANCE INSURANCE COMPANY

By: /s/ JAMES V. GORMAN

James V. Gorman Chairman
and Chief Exeutive Officer

Acknowledged and Agreed to by:

THE OHIO CASUALTY INSURANCE COMPANY

OHIO CASUALTY OF NEW JERSEY, INC.

By:	/s/ DAN R. CARMICHAEL

Dan R. Carmichael
President and CEO

cc:	Debra Crane, Senior V.P. and General Counsel

Michael Winner, Executive V.P. and CFO

Exhibit A

1.     The name of the selling securityholder.

2.     Any material relationship which the selling securityholder has had within the past three years with NAHC or any of its predecessors or affiliates.

3.     The amount of securities of the class of securities to be offered owned by the selling securityholder prior to the offering, the amount to be offered for the selling securityholder’s account, and the amount (and percentage of the class of securities to be offered to be owned by the selling securityholder after completion of the offering.

4.     Any additional information as may be required to be disclosed from time to time with respect to selling securityholders in secondary offerings of securities by applicable rules and regulations of the Securities and Exchange Commission.

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